EXHIBIT 99.1

           Trex Company 2004 Third Quarter Revenue Up 56%;
   EPS Up 37%; Product Introductions Offer Exciting New Options for
               Consumers to 'Create Your Space' in 2005

    WINCHESTER, Va.--(BUSINESS WIRE)--Oct. 25, 2004--Trex Company, Inc. (NYSE:TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the third quarter ended September 30, 2004.
    Net sales for the 2004 third quarter totaled $64.4 million compared to $41.2 million for the 2003 third quarter. Net income for the 2004 third quarter totaled $7.1 million, or $0.48 per diluted share, compared to $5.1 million, or $0.35 per diluted share, for the 2003 third quarter.
    For the nine months ended September 30, 2004, Trex Company reported net sales of $224.0 million compared to $169.1 million for the 2003 nine month period. Net income for the nine months ended September 30, 2004 totaled $27.5 million, or $1.86 per diluted share, compared to $21.8 million, or $1.48 per diluted share, for the 2003 nine-month period.
    Chairman and Chief Executive Officer Robert Matheny commented, "Trex Company continued to grow its business in the third quarter as more and more consumers learned about the many benefits of composite decking and responded enthusiastically to our expanding array of products and styles. Our Trex Accents(TM) line, which features wood grain texture, has become an important part of our product line-up in a very short period of time. Demand for our Trex Designer Series Railing(TM), a line of high-style railing components that match our deck boards, has also been growing steadily. We are also encouraged by our Home Depot experience to date. Results have met our expectations and the general market awareness the Home Depot program creates for Trex is growing independent dealer volume as well. However, while our sales and profits were up significantly over last year, higher manufacturing costs, especially the price of raw materials, did adversely affect our gross margin in the quarter.
    "As we move toward 2005, I am very excited by the innovative products Trex will bring to market in the coming year, all of which are designed to give consumers more freedom to build the deck of their dreams. Beginning next year, we will introduce Trex Exotics(TM) deck boards, trim profiles and railings which will offer the distinctive look of tropical hardwoods without the high installation cost or maintenance requirements associated with tropical hardwoods. Through a special process, subtle shadings and natural color variations create the rich aesthetics of rare woods.
    "In another important innovation, Trex will introduce a new railing system that has a white textured surface with the appearance of painted wood. Crafted from a durable composite material, it offers an elegant look and also sets a new standard for easy installation.
    "To support our business and the many new product initiatives in 2005, we will kick off a major new print and television advertising campaign that emphasizes the limitless design flexibility of Trex(R). Built around the theme 'Create Your Space(TM)', the campaign will emphasize to consumers that nothing looks and lasts like Trex(R)."
    Mr. Matheny concluded, "2004 to date has been another successful year for our Company. Although the seasonality of our business results in lower sales during the fourth quarter, we remain confident in our previously announced guidance, which calls for net sales for 2004 to total $240 to $245 million and earnings per diluted share to total $1.75 to $1.80. Looking forward to 2005, we expect to grow both revenue and earnings in the range of 20 - 25% for the year."

    About Trex Company

    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States and Canada. In addition, the Company's products are sold in a limited number of Home Depot stores and are available nationally in Home Depot stores via special order.
    For more information on Trex(R) decking and railing products, visit www.trex.com. Trex(R), Trex Wood-Polymer(R), Trex Accents(TM), Trex Origins(TM), Trex Exotics(TM) and Trex Designer Series Railing(TM) and Create Your Space(TM) are trademarks of Trex Company, Inc., Winchester, Va. Home Depot(R) is a trademark of The Home Depot, Inc., Atlanta, Georgia.
    Note: The Company has scheduled a conference call to discuss third-quarter 2004 results for 11:00 a.m. ET on Tuesday, October 26. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. ET on October 26 until 11:59 p.m. ET on November 2. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #1264113.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    (Tables to follow)


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)


                      Three Months Ended        Nine Months Ended
                         September 30,             September 30,
                       2003         2004         2003         2004
                    -----------  -----------  -----------  -----------

Net sales          $    41,224  $    64,350  $   169,100  $   224,014

Cost of sales           21,779       39,667       92,999      132,366
                    -----------  -----------  -----------  -----------

Gross profit            19,445       24,683       76,101       91,648

Selling, general
 and administrative
 expenses               10,457       12,947       38,919       45,614
                    -----------  -----------  -----------  -----------

Income from
 operations              8,988       11,736       37,182       46,034

Interest expense,
 net                      (858)        (640)      (2,655)      (2,549)
                    -----------  -----------  -----------  -----------

Income before
 income taxes            8,130       11,096       34,527       43,485

Income taxes             3,008        3,995       12,775       15,979
                    -----------  -----------  -----------  -----------

Net income         $     5,122  $     7,101  $    21,752  $    27,506
                    ===========  ===========  ===========  ===========

Diluted earnings
 per common share  $      0.35  $      0.48  $      1.48  $      1.86
                    ===========  ===========  ===========  ===========


Diluted weighted
 average shares
 outstanding        14,731,373   14,856,343   14,715,170   14,791,463
                    ===========  ===========  ===========  ===========


                           TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                                 31-Dec-03  30-Sep-04
                                                 ---------  ----------
                                                           (unaudited)
ASSETS
Current  assets:
  Cash and cash equivalents                      $  8,151    $ 61,857
  Trade accounts receivable                         5,829      12,752
  Inventories                                      45,950      21,908
  Prepaid expenses and other assets                 1,899       4,297
  Deferred income taxes                             2,169       2,471
                                                  --------    --------
          Total current  assets                    63,998     103,285
                                                  --------    --------
Property, plant and equipment, net                138,062     143,700
Goodwill, net                                       6,837       6,837
Other assets                                        1,558       2,012
                                                  --------    --------
          Total assets                           $210,455    $255,834
                                                  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable and accrued expenses    $ 13,297    $ 22,971
  Income taxes payable                                200       3,493
  Current portion long-term debt                      886       8,942
                                                  --------    --------
          Total current liabilities                14,383      35,406
                                                  --------    --------
  Deferred income taxes                            13,174      15,239
  Debt-related derivatives                          2,202       1,937
  Long-term debt, net of current portion           53,490      44,778
                                                  --------    --------
          Total liabilities                        83,249      97,360
                                                  --------    --------
Stockholders' equity:
  Preferred stock, $0.01 par value, 3,000,000
   shares authorized; none issued and
   outstanding                                         --          --
  Common stock, $0.01 par value, 40,000,000
   shares authorized; 14,702,231 and 14,808,396
   shares issued and outstanding at December 31,
   2003 and September 30, 2004                        147         148
  Additional paid-in capital                       55,889      59,056
  Deferred compensation                            (1,829)     (1,402)
  Accumulated other comprehensive loss             (1,387)     (1,220)
  Retained earnings                                74,386     101,892
                                                  --------    --------
           Total stockholders' equity             127,206     158,474
                                                  --------    --------
           Total liabilities and stockholders'
            equity                               $210,455    $255,834
                                                  ========    ========


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                                  Nine Months Ended
                                                     September 30,
                                                    2003       2004
                                                  ---------  ---------
OPERATING ACTIVITIES
Net income                                       $  21,752  $  27,506
Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation and amortization                        9,206     10,209
Other non-cash charges                               3,665      3,120
Changes in operating assets and liabilities        (13,526)    27,688
                                                  ---------  ---------

Net cash provided by operating activities        $  21,097  $  68,523
                                                  ---------  ---------

INVESTING ACTIVITIES                              ($13,290)  ($16,666)
                                                  ---------  ---------

FINANCING ACTIVITIES                             $   5,303  $   1,849
                                                  ---------  ---------

Net increase in cash and cash equivalents        $  13,110  $  53,706
Cash and cash equivalents at beginning of period $  14,893  $   8,151
                                                  ---------  ---------

Cash and cash equivalents at end of period       $  28,003  $  61,857
                                                  =========  =========

    CONTACT: Trex Company, Inc.
             Paul Fletcher, 540-542-6300
              or
             Lippert/Heilshorn & Associates
             Harriet Fried, 212-838-3777